Exhibit 99.1

Erie Indemnity Reports First Quarter 2017 Results
Earnings Up 4.3 percent, Net Income per Diluted Share Up 4.5 percent for the Quarter

Erie, Pa. - May 1, 2017 - Erie Indemnity Company (NASDAQ: ERIE) today announced financial results for the quarter ending March 31, 2017. Net income was $47.9 million, or $0.91 per diluted share, in the first quarter of 2017, compared to $45.9 million, or $0.87 per diluted share, in the first quarter of 2016.
"We are off to a good start in 2017. Solid topline growth combined with prudent expense management and improved investment returns, resulted in increased earnings per share for the quarter," said Tim NeCastro, President and CEO.

1Q 2017
(dollars in thousands)	1Q'16	1Q'17
Net revenue from operations	$67,665	$66,534
Investment income, net of interest expense	2,559	6,420
Income before income taxes	70,224	72,954
Income tax expense	24,329	25,078
Net income	$45,895	$47,876
Gross margin from operations	18.1%	16.7%

1Q 2017 Highlights
Net revenue from operations decreased $1.1 million, or 1.7 percent, in the first quarter of 2017 compared to the first quarter of 2016.

•	Management fee revenue increased $24.6 million, or 6.7 percent, in the first quarter of 2017 compared to the first quarter of 2016.

•	Commissions increased $11.8 million in the first quarter of 2017 compared to the first quarter of 2016, as a result of the 6.7 percent increase in direct and assumed premiums written by the Exchange.

•
Non-commission expense increased $14.0 million in the first quarter of 2017 compared to the first quarter of 2016.  Information technology costs increased $6.4 million primarily due to increased professional fees. Underwriting and policy processing costs increased $2.0 million primarily due to the increased cost of underwriting reports. Administrative and other expenses increased $6.8 million driven by increased personnel costs, including higher incentive plan costs, increased pension plan expenses and increased earnings on deferred compensation.  The incentive plan cost increase was driven by the long-term incentive plan due to the increase in the company stock price during the quarter.  Additionally, the employee incentive plan program was expanded to additional employee groups beginning in 2017. All other operating costs decreased $1.2 million.

•	The gross margin in the first quarter of 2017 was 16.7 percent compared to 18.1 percent in the first quarter of 2016.
Income from investments before taxes totaled $6.6 million in the first quarter of 2017 compared to $2.6 million in the first quarter of 2016. Net investment income was $6.0 million in the first quarter of 2017 compared to $4.7 million in the first quarter of 2016, while net realized gains on investments were $0.5 million in the first quarter of 2017 compared to realized losses of $1.1 million in the first quarter of 2017.
Webcast Information
Indemnity has scheduled a conference call and live audio broadcast on the Web for 10:00 AM ET on May 2, 2017. Investors may access the live audio broadcast by logging on to www.erieinsurance.com. Indemnity recommends visiting the website at least 15 minutes prior to the Webcast to download and install any necessary software. A Webcast audio replay will be available on the Investor Relations page of the Erie Insurance website by 12:30 PM ET.
Erie Insurance Group
According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 10th largest homeowners insurer and 12th largest automobile insurer in the United States based on direct premiums written and the 15th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has more than 5 million policies in force and operates in 12 states and the District of Columbia. Erie Insurance Group is a FORTUNE 500 company.
News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.

***
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Statements contained herein that are not historical fact are forward-looking statements and, as such, are subject to risks and uncertainties that could cause actual events and results to differ, perhaps materially, from those discussed herein.  Forward-looking statements relate to future trends, events or results and include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions, and adequacy of resources.  Examples of forward-looking statements are discussions relating to premium and investment income, expenses, operating results, and compliance with contractual and regulatory requirements.  Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.  Among the risks and uncertainties, in addition to those set forth in our filings with the Securities and Exchange Commission, that could cause actual results and future events to differ from those set forth or contemplated in the forward-looking statements include the following:

•	dependence upon our relationship with the Exchange and the management fee under the agreement with the subscribers at the Exchange;

•	costs of providing services to the Exchange under the subscriber’s agreement and investments in new technology and systems;

•	credit risk from the Exchange;

•	dependence upon our relationship with the Exchange and the growth of the Exchange, including:

◦	general business and economic conditions;

◦	factors affecting insurance industry competition;

◦	dependence upon the independent agency system; and

◦	ability to maintain our reputation for customer service;

•	dependence upon our relationship with the Exchange and the financial condition of the Exchange, including:

◦	the Exchange’s ability to maintain acceptable financial strength ratings;

◦	factors affecting the quality and liquidity of the Exchange’s investment portfolio;

◦	changes in government regulation of the insurance industry;

◦	emerging claims and coverage issues in the industry; and

◦	severe weather conditions or other catastrophic losses, including terrorism;

•	ability to attract and retain talented management and employees;

•	ability to maintain uninterrupted business operations and difficulties with technology or data security breaches, including cyber attacks;

•	factors affecting the quality and liquidity of our investment portfolio;

•	our ability to meet liquidity needs and access capital; and

•	outcome of pending and potential litigation.

A forward-looking statement speaks only as of the date on which it is made and reflects our analysis only as of that date.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.

3